Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Watts Water Technologies, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Watts Water Technologies, Inc. of our report dated February 3, 2004 except as to the first paragraph of Note 19, which is as of February 20, 2004, with respect to the consolidated balance sheets of Watts Water Technologies, Inc. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Watts Water Technologies, Inc.


/s/ KPMG LLP


Boston, Massachusetts
May 28, 2004